  As filed with the Securities and Exchange Commission on February 19, 2003
Registration No. _______________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

UNITED TECHNOLOGIES CORPORATION
(Exact name of issuer as specified in its charter)

Delaware	06-0570975
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Financial Plaza, Hartford, Connecticut 06101
(Address of principal executive offices, including Zip Code)

UNITED TECHNOLOGIES CORPORATION EMPLOYEE
SAVINGS PLAN II
(Full title of the Plan)

WILLIAM H. TRACHSEL, Esq.
Secretary
One Financial Plaza
Hartford, Connecticut 06101
(860) 728-7000
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum OfferingPrice Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $1.00 per share (1)	75,000 shares (3)	$59.53	$4,464,750	$410.76

(1)  Includes pursuant to Rule 416(c) under the Securities Act of 1933, as amended ("1933 Act"), an indeterminate amount of plan interests.
(2)  Estimated solely for the purpose of calculating the registration fee, based in accordance with Rule 457(h) under the 1933 Act on the average of the high and low prices reported on the New York Stock Exchange, Inc. on February 13, 2003.
(3)  Pursuant to Rule 416(a) under the 1933 Act, the number of shares registered hereunder includes such additional number of shares of Common Stock as are required to prevent dilution resulting from stock splits, stock dividends or similar transaction that results in an increase in the number of outstanding shares of Common Stock.

The United Technologies Corporation Employee Savings Plan II (the "Plan") provides certain eligible employees of United Technologies Corporation and its subsidiaries and affiliates with the opportunity to participate in a payroll deduction tax advantaged savings program and to receive the benefit of matching employer contributions. The Plan offers several alternatives for participants to direct the investment of Plan contributions, including the opportunity to invest in the Common Stock of United Technologies Corporation.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference:

1. the Annual Report on Form 10-K of United Technologies Corporation (the "Corporation") filed with the Securities and Exchange Commission (the "Commission") for the year ended December 31, 2002;

2. all other reports filed by the Corporation with the Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the period covered by the recent Annual Report on Form 10-K referred to in (1) above;

3. the description of the shares of the Common Stock of the Corporation contained in the Corporation’s Registration Statement on Form 8-A, dated January 25, 2002, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report subsequently filed for the purpose of updating that description; and

4. the Annual Report on Form 11-K for the United Technologies Corporation Employee Savings Plan II for the year ended December 31, 2001.

All documents subsequently filed by the Corporation or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES
The securities registered hereby are (i) an indeterminate number of participation interests in the Plan and (ii) shares of Common Stock, $1.00 par value, of the Corporation.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
The legality of the securities offered pursuant to this Registration Statement has been passed on by Richard M. Kaplan, Esq. Mr. Kaplan, Associate General Counsel of the Corporation, is a shareowner of Common Stock.

The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of the Corporation for the year ended December 31, 2002 and the financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 11-K of the United Technologies Corporation Employee Savings Plan II for the year ended December 31, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Pursuant to Section 102 of the General Corporation Law of Delaware, the Corporation has adopted a provision in its Certificate of Incorporation eliminating the personal liability of its directors for monetary damages to the Corporation and its stockholders for any breach of their fiduciary duties as directors of the Corporation, except for their liability due to (1) breach of loyalty to the Corporation, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit or (4) any payment of unlawful dividends or an unlawful stock repurchase or redemption.

Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who is or was a party to any actual or threatened legal action, whether criminal, civil, administrative or investigative because of his or her service as an officer, director or agent of the corporation against expenses, judgments, fines and settlement payments reasonably and actually incurred by him or her in connection with such proceeding, if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful, except that, with respect to any legal action by or in the right of the corporation itself, an officer, director or agent of the corporation only is entitled to indemnification for expenses actually and reasonably incurred. Section 7.5 of the Corporation’s Bylaws provides that the Corporation shall indemnify its officers, directors, employees, fiduciaries and agents (and their heirs and legal representatives) to the full extent permitted by Delaware law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

ITEM 8. EXHIBITS
See Exhibit Index

United Technologies Corporation previously received a determination letter from the Internal Revenue Service that the Plan is a qualified plan under the Internal Revenue Code and has submitted a request to the Internal Revenue Service for a determination that the Plan, as amended, continues to comply with the Internal Revenue Code of 1986, as amended. The Corporation hereby undertakes to submit any amendments to the Plan to the Internal Revenue Service in a timely manner and will make all changes required under the Internal Revenue Code in order to maintain the tax qualification of the Plan.

ITEM 9. UNDERTAKINGS
The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, and State of Connecticut, on this 14th day of February, 2003.

UNITED TECHNOLOGIES CORPORATION

By:
Stephen F. Page
Vice Chairman and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities indicated on this 14th day of February, 2003.

Signature	Title

George David	Chairman, Director and Chief Executive Officer

Stephen F. Page	Vice Chairman, Director and Chief Financial Officer

David G. Nord	Vice President, Controller

Jean-Pierre Garnier*	Director

Jamie S. Gorelick*	Director

Charles R. Lee*	Director

Richard D. McCormick*	Director

Frank P. Popoff*	Director

H. Patrick Swygert*	Director

Andre Villeneuve*	Director

H. A. Wagner*	Director

*By:
WILLIAM H. TRACHSEL, AS ATTORNEY-IN-FACT
FOR THE DIRECTORS AND OFFICERS AFTER
WHOSE NAMES APPEARS AN ASTERISK

The Plan: Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator of the United Technologies Corporation Employee Savings Plan II has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hartford, State of Connecticut, on February 14, 2003.

United Technologies Corporation Employee Savings Plan II

By:
Laurie P. Havanec
Director Employee Benefits and Human Resource Systems

EXHIBIT NUMBER	EXHIBIT INDEX

5	--Opinion of Counsel as to the legality of the securities to be registered

23(a)	--Consent of PricewaterhouseCoopers LLP

23(b)	--The consent of counsel is contained in Exhibit 5.

24	--Powers of Attorney.